UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012 (October 23, 2012)

ARKANSAS BEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

3801 Old Greenwood Road

Fort Smith, Arkansas 72903

(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 — TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On October 23, 2012, Arkansas Best Corporation (Nasdaq: ABFS) (the “Company”) notified SunTrust Robinson Humphrey, Inc., (“SunTrust”), of the Company’s intention to terminate the Letter of Credit Agreement (“Agreement”) dated as of December 9, 2009 (as amended on December 7, 2011) between Arkansas Best Corporation and SunTrust Bank. Under the Agreement, SunTrust issued letters of credit on behalf of the Company primarily in support of workers’ compensation and third-party casualty claims liabilities in various states in which the Company is self-insured. The Company will pay no penalties to terminate the Agreement prior to the December 9, 2013 maturity date. There were no outstanding letters of credit issued under the Agreement on the date the Company delivered the notice of termination to SunTrust.

As previously disclosed in Form 8-K dated June 20, 2012, the Company entered into a $75.0 million accounts receivable securitization program with PNC Bank on June 15, 2012, which includes a provision under which the Company may request and the letter of credit issuer may issue standby letters of credit. In addition, the Company has agreements with certain financial institutions to provide collateralized facilities for the issuance of letters of credit in support of the self-insurance program discussed in the previous paragraph. The Company also has programs in place with insurance carriers for the issuance of surety bonds in support of the self-insurance program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANSAS BEST CORPORATION

(Registrant)

Date:	October 29, 2012	/s/ Michael R. Johns
Michael R. Johns
Vice President – General Counsel
and Corporate Secretary